Exhibit 3.1

Certificate of amendment to

CERTIFICATE OF INCORPORATION

OF

KIPS BAY MEDICAL, INC.

Kips Bay Medical, Inc. (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation is Kips Bay Medical, Inc., which is the name under which the corporation was originally incorporated, and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was May 1, 2007.

SECOND: This Certificate of Amendment to Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

THIRD: The text of Section 4.1 to Article 4 of the Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE 4 – CAPITAL STOCK

4.1) The aggregate number of shares the corporation has authority to issue shall be 100,000,000 shares, which shall have a par value of $0.01 per share, and which shall consist of 90,000,000 common shares and 10,000,000 undesignated shares. The Board of Directors has the authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of Preferred Stock and to fix the powers, preferences, rights and limitations of such class or series.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed this 4th day of February, 2014, in its name and on its behalf by its Chief Operating Officer, Chief Financial Officer and Corporate Secretary pursuant to Section 103 of the General Corporation Law of the State of Delaware.

KIPS BAY MEDICAL, INC. /s/ Scott Kellen Scott Kellen Chief Operating Officer, Chief Financial Officer and Corporate Secretary